Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

GENAERA CORPORATION ANNOUNCES 2007 FINANCIAL RESULTS

Plymouth Meeting, PA – March 31, 2008 – Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2007. The net loss for the year ended December 31, 2007 was $15.7 million, or $(0.90) per share basic and diluted, as compared to a net loss of $21.2 million, or $(1.46) per share basic and diluted, for the year ended December 31, 2006. The net loss for the quarter ended December 31, 2007 was $5.8 million, or $(0.33) per share basic and diluted, as compared to a net loss of $3.6 million, or $(0.21) per share basic and diluted, for the quarter ended December 31, 2006. The loss from operations for the year and quarter ended December 31, 2007 was $17.2 million and $6.1 million, respectively, as compared to $22.8 million and $4.0 million for the same periods in 2006.

Genaera’s research and development expenses for the year and quarter ended December 31, 2007 were $13.1 million and $3.6 million, respectively, compared to $17.7 million and $3.1 million, respectively, for the same periods in 2006. The decrease in research and development expenses for the year ended December 31, 2007 as compared to the same period in 2006 was primarily due to a decrease in clinical, manufacturing and personnel costs as a result of the discontinuation of the EVIZON™ (squalamine lactate) program for the treatment of wet age-related macular degeneration. This decrease was partially offset by an increase in clinical, manufacturing, research and personnel costs related to the trodusquemine (MSI-1436) program for the treatment of type 2 diabetes and obesity. The increase in research and development expenses for the quarter ended December 31, 2007 as compared to the same period in 2006 was primarily due to an increase in clinical, manufacturing, research and personnel costs related to the trodusquemine (MSI-1436) program for the treatment of type 2 diabetes and obesity and an increase in stock-based compensation related to stock options granted throughout the year. This increase was partially offset by a decrease in indirect personnel costs associated with reductions in force in 2007.

Genaera’s general and administrative expenses for the year and quarter ended December 31, 2007 were $6.8 million and $2.5 million, respectively, compared to $6.0 million and $1.5 million, respectively, for the same periods in 2006. The increase in general and administrative expenses for the year ended December 31, 2007 as compared to the same period in 2006 was due principally to an increase in legal fees associated with the Company’s 2007 strategic review and realignment costs associated with reductions in force in 2007. The increase in general and administrative expenses for the quarter ended December 31, 2007 as compared to the same period in 2006 was due principally to an increase in stock-based compensation related to stock options granted throughout the year.

The Company’s cash, cash equivalents and short-term investment balance was $20.9 million at December 31, 2007.

“In early 2007, we conducted a comprehensive review of our development portfolio to focus on Genaera’s product assets with the greatest commercial potential,” stated Jack Armstrong, President and CEO. “As a result, we undertook a restructuring and strategic refocusing initiative to concentrate on two core programs, MSI-1436 for the treatment of type 2 diabetes and obesity being developed internally, and MEDI-528 for the treatment of asthma being developed by our partner, MedImmune, Inc. Both programs advanced in the clinic in 2007. The first phase 1 trial of MSI-1436 in healthy, obese and overweight volunteers was completed in October 2007 and a second phase 1 study in obese type 2 diabetics was initiated in early 2008. We hope to demonstrate proof-of-concept for MSI-1436 in type 2 diabetes in a phase 1b multiple-ascending dose study planned to start later this year. MedImmune has initiated four phase 2 trials of MEDI-528 to date. We are excited to be part of this partnership and look forward to reporting data as it becomes available. I believe we continue to make solid progress and 2008 will be a pivotal year for Genaera.”

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2007	2006	2007	2006
Revenues	$2,737	$892	$76	$528

Costs and expenses:
Research and development	13,097	17,669	3,640	3,057
General and administrative	6,792	5,996	2,534	1,505

	19,889	23,665	6,174	4,562

Loss from operations	(17,152)	(22,773)	(6,098)	(4,034)
Interest income	1,278	1,542	268	422
Loss on sale of fixed assets	—	(3)	—	(3)

Loss before income taxes	(15,874)	(21,234)	(5,830)	(3,615)

Income tax benefit	147	—	—	—

Net loss	$(15,727)	$(21,234)	$(5,830)	$(3,615)

Net loss per share – basic and diluted	$(0.90)	$(1.46)	$(0.33)	$(0.21)

Weighted average shares outstanding – basic and diluted	17,452	14,513	17,461	17,435

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$20,900	$33,806
Prepaid expenses and other current assets	356	629
Fixed assets, net	374	759
Other assets	56	56

Total assets	$21,686	$35,250

Current liabilities	$3,377	$2,427
Long-term liabilities	70	1,770
Stockholders’ equity	18,239	31,053

Total liabilities and stockholders’ equity	$21,686	$35,250